SHARE TRANSFER AGREEMENT

This Agreement dated effective the 1st day of March, 2006.

BETWEEN:

Gregory Leigh Lyons
1313 E. Maple Street
Bellingham, Washington 98225

(the “Transferor”)

OF THE FIRST PART

AND:

T & A AGENTS LIMITED
Suite 100 The Studio
St. Nicholas Close, Elstree
Hertfordshire WD6 3EW

(the “Transferee”)

OF THE SECOND PART

THIS AGREEMENT WITNESSES THAT in consideration of $60,000 paid by the Transferee to the Transferor, the receipt and sufficiency of which is acknowledged, and in reliance of the representations and warranties of the Transferee, the Transferor hereby sells, assigns and transfers to the Transferee 1,000,000 shares (the “Shares”) of DIGITAL ECOSYTEMS CORP. (the “Company”) free and clear of all liens, charges and encumbrances. The Transferee acknowledges and agrees that the shares are restricted securities, as contemplated under the United States Securities Act of 1933 which have been issued without registration and that all certificates representing the shares will be endorsed with the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), AND ARE PROPOSED TO BE ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT PROVIDED BY REGULATION S PROMULGATED UNDER THE ACT. UPON ANY SALE, SUCH SECURITIES MAY NOT BE REOFFERED FOR SALE OR RESOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION UNDER THE ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE ACT.”

The Transferee represents and warrants to the Transferor that:

(1)	The Transferee is not a “U.S. Person” as defined in Regulation S promulgated under the United States Securities Act of 1933;

(2)	The Transferee is acquiring the Shares for its own account for investment purposes, with no present intention of dividing its interest with others or reselling or otherwise disposing of any or all of the Shares;

(3)

The Transferee does not intend any sale of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance;

(4)	The Transferee has no present or contemplated agreement providing for the sale or other disposition of the Shares;

(5)	The Transferee is not aware of any circumstance presently in existence which is likely in the future to prompt a sale or other disposition of the Shares;

(6)

The Transferee possesses the financial and business experience to make an informed decision to acquire the Shares and has had access to all information relating to the Company and its business operations which would be necessary to make an informed decision to purchase the Shares.

The Transferor represents and warrants to the Transferee that:

(1)	The Transferor is an affiliate of the Corporation and the Shares are restricted from trading; and

(2)	The Transferor is the beneficial owner of the Shares and has the right to dispose of them in the manner contemplated by this agreement.

This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date of this Agreement.

/s/ G. Leigh Lyons
GREGORY LEIGH LYONS

T & A AGENTS LIMITED

per:

/s/ Debra Dixon
Authorized Signatory